Exhibit 10.26

Citi Trends, Inc.

Performance-Based Restricted stock

Award agreement

Non-transferable

G R A N T T O

Kenneth D. Seipel

(“Grantee”)

by Citi Trends, Inc. (the “Company”) of 321,502 restricted shares of its common stock, $0.01 par value (the “Restricted Shares”), pursuant to and subject to the provisions of the Citi Trends, Inc. 2021 Incentive Compensation Plan, as amended (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Restricted Shares shall be earned based on the Company’s attainment of stock price goals set forth in Section 2 of this Agreement, and shall vest (become non-forfeitable) based on Grantee remaining in Continuous Service with the Company or its Affiliates as defined and set forth in Section 3 of this Agreement, subject to the terms and conditions of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Citi Trends, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

CITI TRENDS, inc. By: /s/ Peter R. Sachse Name: Peter R. Sachse Its: Chairman of the Board	Grant Date: November 18, 2024 Accepted by Grantee: /s/ Kenneth D. Seipel

TERMS AND CONDITIONS

1.  Restrictions.  The Restricted Shares are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party; provided, however, that Grantee shall be entitled to transfer the Restricted Shares to Grantee’s revocable living trust, and for estate planning purposes by will, revocable living trust, or the laws of descent and distribution. Notwithstanding anything herein to the contrary, Grantee shall be permitted to transfer the Restricted Shares to Grantee’s spouse or any descendant of the Grantee (children, grandchildren, great-grandchildren, etc.) (“Grantee’s Family”), or any trust of which all of the primary beneficiaries are Grantee or members of Grantee’s Family, or any corporation or partnership (including limited liability companies and similar entities) of which all of the shareholders, partners, or members are Grantee or members of Grantee’s Family.  The restrictions imposed under this Section 1 shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2.  Earning Restricted Shares.  The Restricted Shares will be deemed earned (subject to vesting pursuant to Section 3 below) based on the Company’s attainment of stock price goals during a three-year performance period beginning on November 15, 2024 (the “Vesting Commencement Date”) and ending on the third anniversary of the Vesting Commencement Date (the “Performance Period”), in accordance with the following schedule:

Date Earned	Percent of Restricted Shares Earned

The date on which the average closing price of the Company’s common stock is equal to or greater than $23.75 for 45 consecutive trading days.	29%
The date on which the average closing price of the Company’s common stock is equal to or greater than $28.50 for 45 consecutive trading days.	20%
The date on which the average closing price of the Company’s common stock is equal to or greater than $34.20 for 45 consecutive trading days.	16%
The date on which the average closing price of the Company’s common stock is equal to or greater than $41.04 for 45 consecutive trading days.	14%
The date on which the average closing price of the Company’s common stock is equal to or greater than $49.25 for 45 consecutive trading days.	11%
The date on which the average closing price of the Company’s common stock is equal to or greater than $59.10 for 45 consecutive trading days.	10%

Notwithstanding anything herein to the contrary, upon a Change in Control, the Restricted Shares shall be deemed earned based on attainment of the stock price goals specified above based on the value of the Company’s Stock as established by reference to the Change in Control transaction or otherwise at the time of a Change in Control (as determined by the Committee in good faith), and without the requirement that such stock price goals be an average stock price for 45 consecutive trading days.

Grantee shall forfeit all of Grantee’s right, title and interest in and to any Restricted Shares that are not earned during the Performance Period pursuant this Section 2, and such Restricted Shares will be forfeited to the Company without further consideration or any act or action by Grantee, on the earliest to occur of: (i) the third anniversary of the Vesting Commencement Date, (ii) termination of Grantee’s employment for any reason, or (iii) a Change in Control.

Solely for purposes of this Agreement, references to “33%” in the definition of a “Change in Control” in the Plan shall be replaced with “50%.”

3.  Vesting of Earned Restricted Shares.  Any Restricted Shares that are earned pursuant to Section 2 above shall vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a) with respect to Restricted Shares that are earned prior to the first anniversary of the Vesting Commencement Date, 25% of the earned Restricted Shares will vest on the first anniversary of the Vesting Commencement Date, 25% of the earned Restricted Shares will vest on the second anniversary of the Vesting Commencement Date, 25% of the earned Restricted Shares will vest on the third anniversary of the Vesting Commencement Date, and 25% of the earned Restricted Shares will vest on the fourth anniversary of the Vesting Commencement Date, subject to Grantee’s Continuous Service through such date;

(b) with respect to Restricted Shares that are earned after the first anniversary of the Vesting Commencement Date but prior to the second anniversary of the Vesting Commencement Date, 25% of the earned Restricted Shares will vest on the second anniversary of the Vesting Commencement Date, 50% of the earned Restricted Shares will vest on the third anniversary of the Vesting Commencement Date, and 25% of the earned Restricted Shares will vest on the fourth anniversary of the Vesting Commencement Date, subject to Grantee’s Continuous Service through such date;

(c) with respect to Restricted Shares that are earned after the second anniversary of the Vesting Commencement Date but prior to the third anniversary of the Vesting Commencement Date, 75% of the earned Restricted Shares will vest on the third anniversary of the Vesting Commencement Date and 25% of the earned Restricted Shares will vest on the fourth anniversary of the Vesting Commencement Date, subject to Grantee’s Continuous Service through such date;

(d) as to all of the earned Restricted Shares, upon the termination of Grantee’s Continuous Service by the Company without Cause, or due to Grantee’s death or Disability; or

(e) as to all of the earned Restricted Shares, upon a Change in Control.

For purposes of this Agreement, “Continuous Service” means Grantee’s continuous service to the Company as (i) Chief Executive Officer during the Performance Period, and (ii) Chief Executive Officer or Chairman of the Board of Directors of the Company following the Performance Period and continuing through the fourth anniversary of the Vesting Commencement Date.  If Grantee’s Continuous Service terminates prior to the Vesting Date for any reason other than as described in subsection (d) above, Grantee shall forfeit all right, title and interest in and to the earned Restricted Shares as of the date of such termination and the Restricted Shares will be forfeited to the Company without further consideration or any act or action by Grantee.

4.  Delivery of Shares.  The Restricted Shares will be registered in the name of Grantee as of the Vesting Commencement Date and will be held by the Company during the Restricted Period in uncertificated form. Evidence of book entry Shares with respect to Restricted Shares in respect of which the restrictions have lapsed pursuant to Section 2 hereof shall be delivered to the Grantee (or in street name to Grantee’s brokerage account) as soon as practicable following the date on which the restrictions on such Restricted Shares have lapsed, free of all restrictions hereunder.

5.  Voting and Dividend Rights.  Grantee, as beneficial owner of the Restricted Shares, shall have full voting and dividend rights with respect to the Restricted Shares during and after the Restricted Period.  If Grantee forfeits any rights he may have under this Agreement in accordance with Section 2 or Section 3, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.

6.  Continuation of Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue employment with the Company or any Affiliate or Subsidiary.

7.  Payment of Taxes.  Upon issuance of the Restricted Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Restricted Shares and otherwise in accordance with applicable Treasury Regulations.  The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Restricted Shares.  If Grantee does not make an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by withholding from the Restricted Shares, Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes under applicable law and in accordance with Grantee’s withholding elections. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.  Amendment.  The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Restricted Shares hereunder had expired) on the date of such amendment or termination.

9.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

10.  Successors.  This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

11.  Severability.  If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Citi Trends, Inc., 104 Coleman Blvd., Savannah, GA 31408, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13. Compensation Recoupment Policy.  This Agreement shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.